Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER 2013 RESULTS

ALPHARETTA, GA, February 5, 2014 -- Schweitzer-Mauduit International, Inc. (“SWM” or the “Company”) (NYSE: SWM) today reported fourth quarter 2013 earnings results for the period ended December 31, 2013.

Fourth Quarter / Full Year Financial Highlights:

•	Fourth quarter net sales of $196.5 million increased 0.9% versus the prior-year quarter; full year net sales were $772.8 million, versus $778.5 million in 2012

•
Fourth quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.91, versus $0.95 in the prior-year quarter and $3.82 in full year 2013 versus $3.77 in 2012

•	Fourth quarter results include a $37.2 million non-cash impairment charge with no associated tax benefit recorded related to the mothballed Philippine RTL mill; construction has been halted since 2011

•
Including the $37.2 million non-cash impairment charge, fourth quarter net loss of $9.7 million compared to net income of $16.5 million in the prior-year quarter; full year net income of $76.1 million in 2013 versus $79.8 million in 2012

Business Highlights and Outlook:

•
During the fourth quarter, SWM acquired DelStar, Inc. for $231.3 million in cash and established a third reporting segment called Filtration; the transaction is expected to add approximately $0.25 to $0.27 to 2014 Adjusted Diluted Earnings Per Share from Continuing Operations, excluding the impact of purchase accounting items.

•
Fourth quarter tobacco paper sales volumes, including the Chinese joint venture CTM (which is not included in Paper Segment results), decreased 8% versus the prior-year quarter; full year 2013 volumes were down 2% versus 2012

•
Fourth quarter Lower Ignition Propensity (LIP) cigarette paper sales volumes, which are part of the Paper Segment, increased 1% versus the prior-year quarter and increased 3% for full year 2013 versus 2012

•	Fourth quarter Reconstituted Tobacco Segment sales volumes decreased 7% versus the prior-year quarter and decreased 10% for full year 2013 compared to 2012

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "Our fourth quarter Adjusted Diluted Earnings Per Share from Continuing Operations of $0.91 was a good finish to the year, despite a challenging tobacco industry.  As expected, our Reconstituted Tobacco Leaf (RTL) sales in the fourth quarter rebounded sequentially as our customers with annual commitments fulfilled those obligations. We are pleased with the 2013 results, particularly with our ability to maintain profits despite significant industry headwinds and the absence of any new LIP market conversions.  Our continued focus on operational excellence, with another year of more than $25 million of year-over-year pre-tax savings in 2013, was a key contributor to our performance, providing favorable offsets to inflationary increases and the lower RTL volume. Our Paper Segment volumes were up 2% over 2012, as we worked diligently to offset tobacco industry challenges with share gains and higher volumes of non-tobacco products.  Beyond the strong financial performance in 2013, we executed an acquisition in our long-term efforts to diversify the Company. DelStar creates the platform for our new Filtration Segment and offers SWM compelling organic and acquisition-related growth prospects, and the potential for high-return commercial projects. We welcome DelStar to the SWM team and look forward to sharing more about this new business area with our stockholders."

Steve Dunmead, SWM’s Chief Operating Officer, added, "As indicated in our last earnings release, 2014 will pose some difficult challenges, but there are several positive long-term growth catalysts taking place at the same time. We are on track to open the new CTS joint venture RTL mill in China during 2014, the DelStar integration is largely complete, and we are already aggressively pursuing several promising joint commercial initiatives with DelStar. Absent non-cash purchase accounting adjustments, the DelStar acquisition is expected to generate approximately $0.25 to $0.27 of earnings per share in 2014. In addition, we are pleased to report that we have proactively renewed and extended several existing major EU LIP multi-year contracts. Consistent with our expectations, we made certain pricing concessions in exchange for favorable share commitments, further solidifying our industry leadership position in tobacco papers."

"The RTL business will continue to face pressure in 2014, with volumes expected to be down close to 20% within our Reconstituted Tobacco Segment, net of some planned transfers to CTS. Overall volume, including CTS, is forecasted to be down approximately 10%. Customer inventory overhangs and accelerated smoking attrition rates in Western geographies, combined with potential changes in some of our customers' tobacco blends are driving this expected 2014 weakness. Throughout its 50-year history, RTL has experienced periodic volatility, and we are developing several product enhancements and exploring ways to leverage our reconstitution technologies in new market segments to help provide longer-run growth opportunities in RTL. The current weakness in RTL and the resulting uncertain outlook on the timetable to resume construction at our Philippines RTL mill prompted us to record a partial and non-cash impairment of these assets in the fourth quarter in the amount of $37.2 million. We are still hopeful, however, that future growth from several RTL product initiatives will lead to the necessary volume demands to restart construction. Separately, while we are still optimistic about future LIP prospects in Russia and other countries, we don’t expect revenue from any new LIP geographies in 2014."

Mr. Villoutreix continued, "Considering these factors, our 2014 outlook for Adjusted Diluted Earnings Per Share from Continuing Operations is $3.40, assuming foreign currency exchange rates remain similar to current levels. This excludes non-cash purchase accounting impacts from the DelStar acquisition, as well as start-up costs for CTS and other restructuring costs. While the decline in EPS expected in 2014 represents difficult tobacco market conditions, specifically for RTL, our cash flow is expected to remain quite robust. In this regard, we have been buying stock during the first quarter of 2014 under the $50 million stock buyback authorization approved during 2013."

"Despite our expectations for lower earnings in 2014, several of our long-term key profit drivers remain solid. DelStar provides a strong platform for growth in our Filtration Segment through its current and future product offerings and realization of several exciting commercial synergies, as well as the potential for follow-on acquisitions.  In addition, the outlook for global LIP adoptions remains promising, and our Chinese RTL joint venture is set to open in 2014, with profits expected to be realized beginning in 2015.  We continue to drive solid free cash flow generation, and several operating as well as non-operating initiatives are underway, already benefiting our 2014 earnings guidance."

Fourth Quarter and Full Year 2013 Results

Net sales were $196.5 million in the quarter ended December 31, 2013, versus $194.7 million in the prior-year quarter. The Paper Segment’s revenues were down 3%, Reconstituted Tobacco Segment sales increased 2%, and the new Filtration Segment added $4.2 million in revenue subsequent to the December 12, 2013 close of the DelStar acquisition. Consolidated full year 2013 net sales were $772.8 million, a decrease of $5.7 million, or 0.7% from the prior year.

Adjusted Diluted Earnings Per Share from Continuing Operations was $0.91 in the fourth quarter of 2013, down from $0.95 in the prior year period. For the full year 2013, Adjusted Diluted Earnings Per Share from Continuing Operations was $3.82, up from $3.77 in 2012.

Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations) was $38.8 million in the quarter ended December 31, 2013 versus $38.9 million in the prior-year quarter. For the full year 2013, Adjusted Operating Profit from Continuing Operations was $167.3 million, down 3.4% from $173.1 million in 2012. The key driver of this decline was lower 2013 RTL volumes, which carry high margins.

Restructuring and impairment expense aggregated $38.4 million during the fourth quarter of 2013, an increase of $39.0 million from the prior-year quarter. The largest component was the $37.2 million non-cash impairment of the Philippine RTL mill assets, which resulted in a new carrying value equivalent to the estimated fair value of $31.5 million. During the fourth quarter of 2012, restructuring and impairment income was $0.6 million and included adjustments to our French pre-retirement accruals due to changes in French retirement laws. For the full year 2013, restructuring and impairment expense aggregated $41.3 million, up from $21.4 million in 2012. The largest component of 2012 restructuring and impairment expense was a $16.9 million impairment charge related to the Spotswood, New Jersey mill in connection with a modification to the Company's long-term supply contract with Altria.

The effective income tax rate for continuing operations for the fourth quarter of 2013, excluding the impact of the Philippines RTL impairment and deferred tax asset valuations aggregating $1.1 million, was 31.1%, up from 29.7% in the fourth quarter of 2012. For the full year 2013, the effective income tax rate, excluding the impact of the Philippines RTL impairment and other items was 31.6%, versus 32.3% in 2012. The 2012 effective tax rate for continuing operations excludes the impact of the Spotswood impairment and RTL Philippines losses.

Financial results of discontinued operations included results of the Company's paper mills in the Philippines, which had been closed at the end of 2012, and in Indonesia prior to its sale during 2013. Prior-year results have been recast to a comparable basis.

Net loss was $9.7 million for the quarter ended December 31, 2013, a decrease of $26.2 million from net income in the prior-year quarter, which was more than accounted for by the $37.2 million impairment of the mothballed Philippines RTL mill assets. Net income for the year ended December 31, 2013 was $76.1 million, a decrease of $3.7 million compared to the prior year. Adjusted Net Income from Continuing Operations (a non-GAAP measure, see non-GAAP reconciliations) was $120.2 million for full year 2013 compared to $119.0 million in 2012.

Cash Flow, Debt and Quarterly Dividend

Operating cash from continuing operations was $175.8 million for the year ended December 31, 2013, compared with $178.1 million in the prior year.

Net Debt at December 31, 2013 was $113.4 million, compared to $4.8 million at December 31, 2012. The Company's higher debt position is largely the result of debt financing for the December 2013 DelStar acquisition, with a purchase price of $231.3 million, offset by cash flow from operations during the year net of capital spending and dividend payments.

Capital spending was $29.1 million and $27.2 million during the years ended December 31, 2013 and 2012, respectively. For 2014, capital spending is expected to be approximately $30 million, including DelStar.

The Company also announced that a quarterly cash dividend of $0.36 per share will be payable on March 20, 2014 to stockholders of record on February 28, 2014. As discussed previously, the Company’s Capital Allocation Strategy aims to return at least 1/3 of free cash flow to stockholders, largely in the form of dividends, with share repurchases executed on an opportunistic basis. The Company did not repurchase any shares during the fourth quarter. During 2014, the Company has repurchased approximately 294,000 shares for $13.6 million through February 4, 2014.

Impact of Filtration Segment on 2014 Earnings Guidance

The DelStar contribution of $0.25 to $0.27 to the Company’s 2014 outlook for Adjusted Diluted Earnings Per Share from Continuing Operations excludes the impact from the non-cash amortization of acquired intangible assets, such as customer relationships and technology, and a one-time inventory step-up charge of $3.3 million. The ongoing non-cash amortization expenses for intangible assets total approximately $3 million per year. The expected DelStar contribution includes integration and management retention expenses as well as the interest costs for debt incurred to purchase the business.

Conference Call

SWM will hold a conference call to review fourth quarter 2013 results with investors and analysts at 8:30 a.m. eastern time on Thursday, February 6, 2014. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements, include, without limitation, those regarding 2014 guidance and future performance, our Capital Allocation Strategy, mergers and acquisitions, future market trends, future RTL customer inventory adjustments, blending and sales and volume trends, smoking attrition rates, DelStar synergies, integration, growth prospects and EPS contribution, capital spending, common stock repurchases, the opening and profitability of CTS (SWM’s RTL JV in China), the adoption of LIP regulations in new countries, currency rates and trends, future cash flows and effective tax rates, purchase accounting impacts, and other statements generally identified by words such as "believe," "expect," "intend,” “potential,” "anticipate," "project," "appears," "should," "could," "may," "typically" and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part II, Item 1A in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 as well as the following factors:

•
Changes in sales or production volumes, pricing or manufacturing costs of reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes due to changing customer demands, new technologies such as e-cigarettes, or otherwise;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company’s understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Higher commodity prices and lack of availability thereof, including energy, wood pulp and polymers, could impact the profitability of our products;

•
Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•
Employee retention and labor shortages, changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	New regulatory initiatives by the U.S. Food and Drug Administration or other regulatory agencies;

•	New reports as to the effect of smoking on human health;

•	Changes in general economic, financial and credit conditions in the U.S. and elsewhere, including the impact thereof on currency (including any weakening of the euro) and interest rates;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry and the environment;

•	The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more suppliers;

•	A failure of any insurance company or counterparties to our currency or interest rate swaps and hedges;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, regulatory or administrative proceedings;

•	Labor activities at our facilities and new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other authorities;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities, retaining customers from businesses acquired, achieving any expected synergies from acquired businesses, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•	Risks associated with our legal entity and business realignment initiatives, including changes in law, treaties, timing of execution and regulatory determinations;

•	Increased taxation on tobacco products;

•
Costs and timing of implementation of any upgrades to our information technology systems, any failure by us to comply with any privacy or data security laws or any failure by us to protect against theft of customer and corporate sensitive information; and

•	Other factors described in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2012 and Quarterly Report on Form 10-Q for the period ended September 30, 2013. The fourth quarter and full year 2013 financial results reported in this release are preliminary and unaudited. Final results are expected to be announced when the Company files its Annual Report on Form 10-K for the year ended December 31, 2013 on or about February 28, 2014. Final results could differ from the preliminary results reported in this release. The Company assumes no obligation and does not intend to update this information prior to filing its Annual Report on Form 10-K for the year ended December 31, 2013.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the financial schedules attached to this release.

SWM management believes that investors' understanding of the Company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the Company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2013	2012	% Change
Net Sales	$196.5	$194.7	0.9%
Cost of products sold	134.6	129.4	4.0
Gross Profit	61.9	65.3	(5.2)

Selling expense	5.7	6.6	(13.6)
Research expense	4.2	2.7	55.6
General expense	14.3	17.1	(16.4)
Total nonmanufacturing expenses	24.2	26.4	(8.3)

Restructuring and impairment expense	38.4	(0.6)	N.M.
Operating (Loss) Profit	(0.7)	39.5	N.M.
Interest expense	0.9	0.8	12.5
Other income, net	2.7	1.2	N.M.
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	1.1	39.9	(97.2)

Provision for income taxes	13.0	11.9	9.2
Income from equity affiliates	0.7	1.8	(61.1)
(Loss) Income from Continuing Operations	(11.2)	29.8	N.M.
(Loss) income from Discontinued Operations	1.5	(13.3)	N.M.
Net Income (Loss)	$(9.7)	$16.5	N.M.

Net Income (Loss) per Share - Basic:
(Loss) Income per share from continuing operations	$(0.35)	$0.97	N.M.
(Loss) income per share from discontinued operations	0.05	(0.44)	N.M.
Net (loss) income per share – basic	$(0.30)	$0.53	N.M.

Net Income (Loss) per Share – Diluted:
(Loss) Income per share from continuing operations	$(0.35)	$0.96	N.M.
(Loss) income per share from discontinued operations	0.04	(0.43)	N.M.
Net (loss) income per share – diluted	$(0.31)	$0.53	N.M.

Cash Dividends Declared Per Share	$0.36	$0.150

Weighted Average Shares Outstanding:

Basic	31,099,500	30,654,900

Diluted	31,312,900	31,018,900

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2013	2012	% Change
Net Sales	$772.8	$778.5	(0.7)%
Cost of products sold	520.1	519.0	0.2
Gross Profit	252.7	259.5	(2.6)

Selling expense	20.9	21.9	(4.6)
Research expense	15.3	9.9	54.5
General expense	50.3	54.6	(7.9)
Total nonmanufacturing expenses	86.5	86.4	0.1

Restructuring and impairment expense	41.3	21.4	93.0
Operating Profit	124.9	151.7	(17.7)
Interest expense	2.9	3.3	(12.1)
Other income, net	5.7	1.2	N.M.
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	127.7	149.6	(14.6)

Provision for income taxes	53.0	49.5	7.1
Income from equity affiliates	3.8	4.0	(5.0)
Income from Continuing Operations	78.5	104.1	(24.6)
Loss from Discontinued Operations	(2.4)	(24.3)	(90.1)
Net Income	$76.1	$79.8	(4.6)%
	$76.1	$79.8
Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$2.51	$3.33	(24.6)%
Loss per share from discontinued operations	(0.07)	(0.79)	(91.1)
Net income per share – basic	$2.44	$2.54	(3.9)%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$2.49	$3.29	(24.3)%
Loss per share from discontinued operations	(0.08)	(0.78)	(89.7)
Net income per share – diluted	$2.41	$2.51	(4.0)%

Cash Dividends Declared Per Share	$1.36	$0.45

Weighted Average Shares Outstanding:

Basic	31,056,700	30,986,200

Diluted	31,238,300	31,341,900

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$272.0	$151.2
Accounts receivable	107.6	95.4
Inventories	132.8	111.6
Other current assets	22.6	23.8
Property, plant and equipment, net	393.2	401.4
Goodwill	118.7	5.7
Other noncurrent assets	176.9	97.6
Total Assets	$1,223.8	$886.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$4.2	$4.2
Other current liabilities	139.7	122.7
Long-term debt	381.2	151.8
Pension and other postretirement benefits	28.7	41.5
Deferred income tax liabilities	80.3	28.4
Other noncurrent liabilities	28.3	26.3
Stockholders’ equity	561.4	511.8
Total Liabilities and Stockholders’ Equity	$1,223.8	$886.7

Note: In connection with the Company's acquisition of DelStar, Inc. during fourth quarter of 2013, the Company recorded $112.6 million of Goodwill, $80.9 million of intangible assets (included in Other Noncurrent Assets), of which $59.1 million will be amortized over approximately 20 years, and an increase of $4.2 million to inventory to record it at purchase price fair value.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in millions)
(Unaudited)

	Year Ended December 31,
	2013	2012
Net income	$76.1	$79.8
Less: Loss from discontinued operations	(2.4)	(24.3)
Income from continuing operations	78.5	104.1

Depreciation and amortization	37.3	38.5
Impairment	37.2	20.2
Deferred income tax provision	17.3	13.1
Pension and other postretirement benefits	1.1	1.0
Stock-based compensation	3.2	6.9
Income from equity affiliate	(3.8)	(4.0)
Excess tax benefits of stock-based awards	(0.5)	(1.4)
Cash dividends received from equity affiliates	3.7	3.0
Other items	1.0	(0.1)
Net changes in operating working capital	0.8	(3.2)
Net cash provided (used) by operating activities of:
Continuing operations	175.8	178.1
Discontinued operations	2.3	(3.5)
Cash Provided by Operations	178.1	174.6

Capital spending	(29.1)	(27.2)
Capitalized software costs	(0.5)	(0.9)
Investment in equity affiliates	—	(21.0)
Acquisitions, net of cash	(231.3)	—
Other investing	7.2	(2.6)
Cash Used for Investing	(253.7)	(51.7)

Cash dividends paid to SWM stockholders	(39.5)	(14.1)
Changes in short-term debt	—	(1.9)
Proceeds from issuances of long-term debt	455.6	43.0
Payments on long-term debt	(228.1)	(31.8)
Purchases of treasury stock	(1.7)	(50.0)
Proceeds from exercise of stock options	0.5	2.8
Excess tax benefits of stock-based awards	0.5	1.4
Cash Provided by (Used in) Financing	187.3	(50.6)

Effect of Exchange Rate Changes on Cash	9.1	2.4

Increase in Cash and Cash Equivalents	$120.8	$74.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Paper	$130.3	$133.8	(2.6)%	$543.4	$545.0	(0.3)%
Reconstituted Tobacco	62.0	60.9	1.8	225.2	233.5	(3.6)
Filtration	4.2	—	N.M.	4.2	—	N.M.
Total Consolidated	$196.5	$194.7	0.9%	$772.8	$778.5	(0.7)%

Operating Profit (Loss)
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2013	2012	2013	2012	2013	2012	2013	2012
Paper	$22.5	$25.1	17.3%	18.8%	$102.5	$84.4	18.9%	15.5%
Reconstituted Tobacco	(15.7)	23.7	(25.3)	38.9	46.4	90.3	20.6	38.7
Filtration	(1.1)	—	(26.2)	N.A.	(1.1)	—	(26.2)	N.A.
Unallocated	(6.4)	(9.3)			(22.9)	(23.0)
Total Consolidated	$(0.7)	$39.5	(0.4)%	20.3%	$124.9	$151.7	16.2%	19.5%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Paper	$0.7	$(0.1)	$2.4	$17.9
Reconstituted Tobacco	37.7	0.1	38.6	4.1
Filtration	1.1	—	1.1	—
Unallocated	—	(0.6)	0.3	(0.6)
Total Consolidated	$39.5	$(0.6)	$42.4	$21.4

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2013	2012	2013	2012	2013	2012	2013	2012
Paper	$23.2	$25.0	17.8%	18.7%	$104.9	$102.3	19.3%	18.8%
Reconstituted Tobacco	22.0	23.8	35.5	39.1	85.0	94.4	37.7	40.4
Filtration	—	—	—	N.A.	—	—	—	N.A.
Unallocated	(6.4)	(9.9)			(22.6)	(23.6)
Total Consolidated	$38.8	$38.9	19.7%	20.0%	$167.3	$173.1	21.6%	22.2%
* Adjusted Operating Profit from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating (loss) profit from continuing operations	$(0.7)	$39.5	$124.9	$151.7
Plus: Restructuring & impairment expense (income)	38.4	(0.6)	41.3	21.4
Plus: Purchase accounting adjustments	1.1	—	1.1	—
Adjusted Operating Profit from Continuing Operations	$38.8	$38.9	$167.3	$173.1

Net (Loss) income from continuing operations	$(11.2)	$29.8	$78.5	$104.1
Plus: Restructuring & impairment expense (income), net of tax	37.9	(0.4)	39.9	14.9
Plus: Purchase accounting adjustments, net of tax	0.7	—	0.7	—
Plus: Income tax valuation allowance	1.1	—	1.1	—
Adjusted Net Income from Continuing Operations	$28.5	$29.4	$120.2	$119.0

Net (loss) income per share - diluted	$(0.31)	$0.53	$2.41	$2.51
Plus: Loss per share from discontinued operations	(0.04)	0.43	0.08	0.78
(Loss) income from continuing operations per diluted share	(0.35)	0.96	2.49	3.29
Plus: Restructuring & impairment expense (income) per share	1.21	(0.01)	1.28	0.48
Plus: Purchase accounting adjustments per share	$0.02	$—	$0.02	$—
Plus: Income tax valuation allowance per share	$0.03	$—	$0.03	$—
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.91	$0.95	$3.82	$3.77

(Loss) income from continuing operations	$(11.2)	$29.8	$78.5	$104.1
Plus: Interest expense	0.9	0.8	2.9	3.3
Plus: Income tax provision	13.0	11.9	53.0	49.5
Plus: Depreciation & amortization	10.3	9.8	37.3	38.5
Plus: Restructuring & impairment expense (income)	38.4	(0.6)	41.3	21.4
Adjusted EBITDA from Continuing Operations	$51.4	$51.7	$213.0	$216.8

Cash provided by operating activities of continuing operations	$54.6	$49.9	$175.8	$178.1
Less: Capital spending	(8.9)	(6.8)	(29.1)	(27.2)
Less: Capitalized software costs	(0.1)	(0.4)	(0.5)	(0.9)
Free Cash Flow from Continuing Operations	$45.6	$42.7	$146.2	$150.0

	December 31, 2013	December 31, 2012
Total Debt	$385.4	$156.0
Less: Cash	272.0	151.2
Net Debt	$113.4	$4.8

	2014E
2014E Diluted Earnings Per Share from Continuing Operations	$3.15
Plus: Purchase accounting inventory step-up amortization per share	0.07
Plus: Purchase accounting intangible asset amortization per share	0.06
Plus: CTS start-up expenses per share	0.12
2014E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.40